Exhibit 8.1


              [Letterhead of Luse Lehman Gorman Pomerenk & Schick]



February 4, 1998


Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
134 Franklin Corner Road
Lawrenceville, New Jersey 08648-0950

Ladies and Gentlemen:

         You have requested this firm's opinion regarding certain federal income tax consequences which will result from the conversion of Peoples Bancorp, M.H.C., from the two-tier holding company structure to the stock holding company form, as effectuated pursuant to the three integrated transactions described below.


         In connection therewith, we have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and have relied upon the accuracy of the factual matters set forth in the Plan of Conversion and Reorganization (the "Plan") and the Registration Statement filed by Peoples Bancorp, Inc. (the "Company") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the Application for Conversion on Form AC filed with the office of thrift Supervision (the "OTS").


         Our  opinion  is based upon the  existing  provisions  of the  Internal
Revenue Code of 1986, as amended (the "Code) and regulations thereunder (the "Treasury Regulations"), and upon current Internal Revenue Service ("IRS") published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.



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Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 2

         We, of course, opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

         We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws and under Federal income tax laws except on the basis of the documents and assumptions described above. We note that in December 1994, the IRS published Revenue Procedure 94-76 which states that the IRS will not issue private letter rulings with respect to a transaction in which one corporation owns stock in a second corporation, the first corporation is not the 80 percent distributee of the second corporation and the two corporations are merged. The IRS has assumed this "no-rule" position to study whether such downstream mergers circumvent the purpose behind the repeal of General Utilities & Operating Co. v. Helvering, 296 U.S. 200 (1935). If the IRS were to conclude that such mergers circumvent the repeal of General Utilities, the IRS could issue regulations which could have the effect of taxing to the merging corporation, as of the effective time of the merger, the fair market value of the assets of such corporation over its basis in such assets. Accordingly, the issuance of such regulations could significantly modify the opinions expressed herein.

         For purposes of this opinion, we are relying on the opinion of FinPro the appraiser of the Company, to the effect that the subscription rights distributed to Eligible Account Holders and Supplemental Eligible Account Holders have no value; and on the representations provided to us by the Mutual Holding Company and the Bank as described in the Affidavit of the President of the Mutual Holding Company and the Bank, incorporated herein by reference.

The Proposed Transactions

         Based solely upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows. On August 3, 1995, Trenton Savings Bank ("Trenton"), a federally chartered mutual savings bank, reorganized into the mutual holding company form of organization. To accomplish this transaction, Trenton organized Trenton Savings Bank, FSB (the "Bank") as a wholly-owned subsidiary. Trenton then transferred virtually all of its assets and liabilities to the Bank in exchange for 5,796,000 shares of common stock, par value $.10 per share ("Bank Common Stock") of the Bank, and reorganized itself into "Peoples Bancorp, M.H.C." (the "Mutual Holding Company").


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Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 3


         In connection with the foregoing transaction, the Bank raised approximately $30 million by selling 3,214,160 shares of Bank Common Stock at $10.00 per share to the public (the "Minority Stockholders"). After the conclusion of the sale to Minority Stockholders, the Mutual Holding Company held 64.14% of the Bank's Common Stock outstanding. The shares of Bank Common Stock that were sold to the Minority Stockholders constituted approximately 35.86% of the issued and outstanding shares of the Bank Common Stock. The reorganization of Trenton into the mutual holding company form of organization, and the sale to the Minority Stockholders of stock in the Bank, are sometimes herein collectively referred to as the "MHC Reorganization." On June 23, 1997 the Bank reorganized into a two-tier holding company form of organization whereby Peoples Bancorp, Inc., a federally-chartered mutual holding company with the power to issue stock ("Mid-Tier Holding Company") became the parent of the Bank and the Mid-Tier Holding Company became the majority owned subsidiary of the Mutual Holding Company. To accomplish this Transaction, the Bank chartered the Mid-Tier Holding Company as a wholly owned subsidiary and the Mid-Tier Holding Company chartered an interim ("Interim") federal stock savings bank as a wholly owned subsidiary. Interim then merged into the Bank with the Bank's shareholders, including the Mutual Holding Company, receiving shares of the Mid-Tier Holding Company in exchange for their shares of Bank Common Stock. The shares of the Mid-Tier Holding Company owned by the Bank were canceled.


         Following the reorganization to the two-tier holding company form of organization on September 24, 1997, the Mutual Holding Company adopted the Plan of Conversion and Reorganization ("Plan") providing for the conversion of the Mutual Holding Company into the capital stock form of organization (as converted, the "Holding Company").

         At the present time, three transactions referred to as the "MHC Merger", the "Mid-Tier Merger", and the "Bank Merger" are being undertaken. Pursuant to the Plan, the conversion ("Conversion") will be effected in the following steps, each of which will be completed contemporaneously.

     (i) The Bank will establish the Company as a first-tier Delaware chartered stock holding company subsidiary.

     (ii) The Company will charter an interim federal association ("Interim Savings Bank").

     (iii)The Mutual Holding Company will merge with and into the Mid-Tier Holding Company (the "MHC Merger"), shares of Mid-Tier common stock ("Mid-Tier


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Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 4

          Common Stock") held by the Mutual Holding Company will be canceled and each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in a liquidation account of the Mid-Tier Holding Company in exchange for such person's interest in the Mutual Holding Company.


     (iv) The Mid-Tier Holding Company will convert to a federal interim stock savings bank (as converted, the entity shall continue to be referred to as the "Mid-Tier Holding Company") and will merge with and into the Bank (the "Mid-Tier Merger") with the Bank as the resulting entity and
          (i) Minority Stockholders will constructively receive shares of Bank Common Stock in exchange for their Mid- Tier Common Stock and (ii) each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in a liquidation account ("Liquidation Account") of the Bank in exchange for such person's interest in the Mid-Tier Holding Company.


     (v) Contemporaneously with the Mid-Tier Merger, Interim Savings Bank will merge with and into the Bank with the Bank as the surviving entity (the "Bank Merger"). Constructive shareholders of the Bank (i.e., Minority Stockholders immediately prior to the Conversion) will exchange the shares of Bank Common Stock that they constructively received in the Mid-Tier Merger for Company common stock ("Company Common Stock") pursuant to the exchange ratio ("Exchange Ratio").


     (vi) Contemporaneously with the Bank Merger, the Company will sell Company Common Stock in the Offering.


         In the MHC Merger, a liquidation account is being established by the Mid- Tier Holding Company for the benefit of Eligible Account Holders and Supplemental Account Holders. Pursuant to Section 19 of the Plan, the liquidation account will be equal to the greater of (a) the sum of (i) the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company multiplied by the Mid-Tier Holding Company's total stockholders' equity as reflected in the latest statement of financial condition contained in the final Prospectus utilized in the Conversion, and (ii) the restricted retained earnings account that reflects certain dividends waived by the Mutual Holding Company; or (b) the retained earnings of the Bank at the time the Bank underwent its mutual holding company reorganization. In the Mid-Tier Merger, the liquidation account established at the Mid-Tier Holding Company will become a part of the Liquidation Account at the Bank.

Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 5

         The Plan complies with the provisions of Subpart A of 12 C.F.R. Part 563b, which sets forth the OTS regulations for conversion of mutual institutions to stock form. The Plan also complies with the provisions of 12 C.F.R. Section 575.12(a), which is the OTS regulation governing the conversion of mutual holding companies to stock form.

         Upon the date of consummation of the Bank Merger ("the Effective Date"), Interim Savings Bank will be merged with and into the Bank and Interim Savings Bank will cease to exist as a legal entity. All of the then outstanding shares of Bank Common Stock will be converted into and become shares of Company Common Stock pursuant to the Exchange Ratio that ensures that after the Conversion and before giving effect to Minority Stockholders' purchases in the Offering, receipt of cash in lieu of fractional shares, and shares for which dissenters' rights have been exercised, Minority Stockholders will own the same aggregate percentage of the Company's Common Stock as they currently own of the Bank Common Stock. The common stock of the Interim Savings Bank owned by the Company prior to the Bank Merger will be converted into and become shares of common stock of the Bank on the Effective Date. The Company Common Stock held by the Bank immediately prior to the Effective Date will be canceled on the Effective Date. Immediately following the Bank Merger, additional shares of Company Common Stock will be sold to depositors and former shareholders of the Bank and to members of the public in the Offering.

         As a result of the MHC Merger, the Mid-Tier Merger and the Bank Merger, the Company will be a publicly held corporation, will register the Company Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.


         The stockholders of the Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the MHC Merger (i.e., all stockholders of the Bank, excluding the Mutual Holding Company), plus those persons who purchase shares of Company Common Stock in the Offering. Nontransferable rights to subscribe for the Company Common Stock have been granted, in order of priority, to depositors of the Bank who have account balances of $50.00 or more as of the close of business on August 31, 1996 ("Eligible Account Holders"), the Bank's tax-qualified employee plans ("Employee Plans"), depositors of the Bank who have account balances of $50.00 or more as of the close of business on December 31, 1997 ("Supplemental Eligible Account Holders"), other members of the Bank (other than Eligible Account Holders and Supplemental Eligible Account Holders) ("Other Members"), and owners



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Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 6

of shares of Bank Common Stock other than the Mutual Holding Company ("Minority Stockholders"). Subscription rights are nontransferable. The Company will also offer shares of Company Common Stock not subscribed for in the subscription offering, if any, for sale in a community offering to certain members of the general public.

Opinions

         Based on the foregoing description of the MHC Merger, the Mid-Tier Merger and the Bank Merger, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

         1. The MHC Merger qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(1)(A) of the Code.)

         2. The exchange of the members' equity interests in the Mutual Holding Company for interests in a liquidation account established at the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

         3. The Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Mid-Tier Holding Company in exchange for an interest in a liquidation account established in the Mid-Tier Holding Company for the benefit of the Mutual Holding Company's members who remain depositors of the Bank. (Section 361 of the Code.)

         4. No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the transfer to the members of the Mutual Holding Company of an interest in the liquidation account in the Mid-Tier Holding Company. (Section 1032(a) of the Code.)

         5. The basis of the assets of Mutual Holding Company (other than stock in the Mid-Tier Holding Company) to be received by Mid-Tier Holding Company will be the same as the basis of such assets in the hands of the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code.)

         6. The holding period of the assets of the Mutual Holding Company (other than stock in Mid-Tier Holding Company) to be received by Mid-Tier Holding Company will include the

Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 7

holding period of those assets in the hands of the Mutual Holding Company. (Section 1223(2) of the Code.)

         7. Mutual Holding Company members will recognize no gain or loss upon the receipt of an interest in the liquidation account in Mid-Tier Holding Company for their membership interest in Mutual Holding Company. (Section 354(a) of the Code.)

         8. The conversion of the Mid-Tier Holding Company to a federally chartered interim stock savings bank will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

         9. The Mid-Tier Merger qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(1)(A) of the Code.)


         10. The exchange of the interest in the Mid-Tier Holding Company's liquidation account for interests in a Liquidation Account established at the Bank in the Mid-Tier Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

         11. The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for an interest in a Liquidation Account established in the Bank for the benefit of those persons who remain depositors of the Bank and the Bank's assumption of the Mid-Tier Holding Company's liabilities, if any. (Section 361 of the Code.)

         12. No gain or loss will be recognized by the Bank upon the receipt of the assets of the Mid-Tier Holding Company in the Mid-Tier Merger (Section 1032(a) of the Code).

         13. The basis of the assets of the Mid-Tier Holding Company (other than stock in the Bank) to be received by Bank will be the same as the basis of such assets in the hands of the Mid-Tier Holding Company immediately prior to the transfer. (Section 362(b) of the Code.)

         14. The holding period of the assets of the Mid-Tier Holding Company (other than stock in Bank) to be received by Bank will include the holding period of those assets in the hands of the Mid-Tier Holding Company immediately prior to the transfer. (Section 1223(2) of the Code.)




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Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 8


         15. Persons who have an interest in the liquidation account established in the Mid -Tier Holding Company (i.e., former members of the Mutual Holding Company) will recognize no gain or loss upon the receipt of an interest in the Liquidation Account in the Bank in exchange for their interest in the Mid-Tier Holding Company liquidation account. (Section 354(a) of the Code).

         16. The Mid-Tier Holding Company shareholders will not recognize any gain or loss upon their constructive exchange of Mid-Tier Holding Company Common Stock for Bank Common Stock.


         In addition, we are of the opinion that, based on the foregoing:


         17. The Bank Merger qualifies as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, pursuant to Section 368(a)(2)(E) of the Code. For these purposes, each of the Bank, the Company and Interim Savings Bank are "a party to the reorganization within the meaning of Section 368(b) of the Code.

         18. Interests in the liquidation account established at the Bank, and the shares of Bank Common Stock held by Mid-Tier Holding Company prior to consummation of the Mid-Tier Merger, will be disregarded for the purpose of determining that an amount of stock in the Bank which constitutes "control" of such corporation was acquired by the Company in exchange for shares of common stock of the Company pursuant to the Bank Merger (Code Section 368(c)).

          19. The exchange of shares of Company Common Stock for the shares of the Bank Common Stock in the Bank Merger, following consummation of the Mid-Tier Merger, will satisfy the continuity of interest requirement of Income Tax Regulation Section 1.368-1(b) in the Bank Merger.

         20. Interim Savings Bank will not recognize any gain or loss on the transfer of its assets to Bank in exchange for Bank Common Stock and the assumption by Bank of the liabilities, if any, of Interim Savings Bank. (Section 361(a) and 357(a) of the Code.)

         21. Bank will not recognize any gain or loss on the receipt of the assets of Interim Savings Bank in exchange for Bank Common Stock. (Section 1032(a) of the Code.)

         22. Bank's basis in the assets received from Interim Savings Bank in the proposed transaction will, in each case, be the same as the basis of such assets in the hands of Interim Savings Bank immediately prior to the transaction. (Section 362(b) of the Code.)

Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 9


         23. Bank's holding period for the assets received from Interim Savings Bank in the proposed transaction will, in each instance, include the period during which such assets were held by Interim Savings Bank. (Section 1223(2) of the Code.)

         24. The Company will not recognize any gain or loss upon its receipt of Bank Common Stock in exchange for Interim Savings Bank stock. (Section 354(a) of the Code.)

         25. Bank shareholders will not recognize any gain or loss upon their exchange of Bank Common Stock solely for shares of Company Common Stock. (Section 354(a) of the Code.)

         26. Each Bank shareholder's aggregate basis in his or her Company Common Stock received in the exchange will be the same as the aggregate basis of the Bank Common Stock surrendered in exchange therefor. (Section 358(a) of the Code.)

         27. Each Bank shareholder's holding period in his or her Company Common Stock received in the exchange will include the period during which the Bank Common Stock surrendered was held, provided that the Bank Common Stock surrendered is a capital asset in the hands of the Bank shareholder on the date of the exchange. (Section 1223(1) of the Code.)

         28. No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon distribution to them of subscription rights to purchase shares of Common Stock, provided that the amount to be paid for the Common Stock is equal to the fair market value of the Common Stock.


Analysis

         Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations such as the MHC Merger and the Mid-Tier Merger. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying as a merger under Section 368(a)(1)(A), such as the Bank Merger, shall not be disqualified by reason of the fact that common stock of a corporation (referred to in the Code as the "controlling corporation") (i.e., the Company) which before the merger was in control of the merged corporation is used in the transaction if:

     (i) after the transaction, the corporation surviving the merger (the Bank) holds substantially all of its properties and the properties of the merged corporation


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Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 10

          (Interim Savings Bank) (other than common stock of the controlling corporation (the Company) distributed in the transaction); and

     (ii) in the transaction, former stockholders of the surviving corporation (the Bank stockholders) exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

         Section 1.368-2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Plan provides that the MHC Merger, the Mid-Tier Merger and the Bank Merger will be accomplished in accordance with applicable state and federal law.

         Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, certain other conditions must be satisfied in order to qualify a proposed transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The "business purpose test," which requires a proposed merger to have a bona fide business purpose, must be satisfied. See 26 C.F.R. Section 1.368-1(c). We believe that the MHC Merger, the Mid- --- tier Merger and the Bank Merger satisfy the business purpose test for the reasons set forth in the Prospectus under the caption "The Conversion--Reasons for the Conversion." The "continuity of business enterprise test" requires an acquiring corporation either to continue an acquired corporation's historic business or use a significant portion of its historic assets in a business. See --- 26 C.F.R. Section 1.368-1(d). We believe that the business conducted by the Bank prior to the MHC Merger, the Mid-Tier Merger and the Bank Merger will be unaffected by the transactions.

         The "continuity of interest doctrine" requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represent a "substantial part" of the value of their former interest, and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Paulsen v. Comm'r., 469 U.S. 131 (1985); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Southwest Natural Gas Co. v. Comm'r., 189 F.2d 332 (5th Cir. 1951), cert. denied, 342 U.S. 860 (1951). We believe that the MHC Merger satisfies the continuity of interest doctrine based on the information set forth in the Company's Registration Statement and based on Revenue Rulings 69- 646, 1969-2 C.B. 54 and 69-3, 1965-1 C.B. 103. The Mutual Holding Company,
as a federally- chartered mutual holding company, does not have stockholders and has no authority to issue


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Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 11

capital stock. Instead, the Mutual Holding Company has members who are accorded a variety of proprietary rights such as voting rights and certain rights in the unlikely event of liquidation. Prior to the MHC Merger, certain depositors of the Bank have both a deposit account in the Bank and a proprietary interest in the net worth of the Mutual Holding Company based upon the balance in his account in the Bank, an interest which may only be realized in the event of a liquidation of the Mutual Holding Company. In accordance with the Plan, the members will receive an interest in a liquidation account in the Stock Holding Company in exchange for their proprietary rights in the Mutual Holding Company. This interest in the liquidation account in the Stock Holding Company will be exchanged for an interest in a Liquidation Account in the Bank in connection with the Mid-Tier Merger. Although the Liquidation Account in the Stock Holding Company and the subsequent Liquidation Account in the Bank would not allow the former Mutual Holding Company members the right to vote or the right to pro rata distributions of earnings, they would be entitled to share in the distribution of assets upon the liquidation of the Stock Holding Company following the MHC Merger, or the Bank following the Mid-Tier Merger. Therefore, it would seem that the exchange of the members proprietary interests in the Mutual Holding Company for liquidation accounts in the Stock Holding Company followed by the exchange of such Stock Holding Company liquidation accounts for Liquidation Accounts in the Bank should not violate the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations. In PLR 9510044, the IRS held on similar facts that the exchange of equity interests in a mutual holding company for a liquidation account in a stock bank satisfied the continuity of interest doctrine. Although a private letter ruling cannot be cited as precedent, it is illustrative of the IRS' position on an issue.

         We believe that the Mid-Tier Merger satisfies the continuity of interest doctrine based on representations received from the Bank in connection with the preparation of this opinion, to the effect that, to the best knowledge of the management of the Mid-Tier Holding Company and the Bank, former shareholders of the Mid-Tier Holding Company (disregarding the Mutual Holding Company) owning 50% or more of all the outstanding stock of the Mid-Tier Holding Company immediately prior to the Mid-Tier Merger, would continue to own shares of the Bank immediately after the Mid-Tier Merger or, following the Bank Merger which occurs immediately after the Mid-Tier Merger, shares of the Company, the will own 100% of the Bank. In addition, we believe other applicable requirements of the Treasury Regulations and case law which are preconditions to qualification of the MHC Merger, the Mid-Tier Merger and the Bank Merger as a reorganization, within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, are satisfied on the basis of the information contained in the Plan and the Prospectus.

         One of the requirements of Section 368(a)(2)(E) of the Code is that subsequent to the transaction, the corporation surviving the merger must hold substantially all of its properties and

Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 12

the properties of the merged corporation. The Bank has represented that, following the Bank Merger, it will hold 90% of the fair market value of its net assets and at least 70%of the fair market value of its gross assets, and at least 90% of the fair market value of Interim Savings Bank's net assets and at least 70% of the fair market value of Interim Savings Bank's gross assets held immediately prior to the Bank Merger. Based upon representations, the Bank will clearly satisfy this requirement of Code Section 368(a)(2)(E).

         Pursuant to Code Section 368(a)(2)(E), the Company must also acquire control of the Bank in the Bank Merger. Control is defined as at least 80% of the total combined voting power of all classes of stock entitled to vote, and at least 80% of the total number of shares. Subsequent to the Bank Merger, the Company will hold all of the Bank Common Stock. However, there is an issue as to whether the Bank liquidation accounts must be taken into account for purposes of this "control" test. In PLR 9510044, on facts substantially similar to those in the present case, the IRS ruled that the liquidation interests in the bank were to be disregarded in determining whether control of the bank was obtained by the holding company in accordance with Section 368(c) of the Code. We believe that the position taken by the IRS in PLR 9510044, while not binding on the IRS with respect to this taxpayer, is appropriate and should be followed.

         In December 1994, the IRS published Revenue Procedure 94-76 which states that the IRS will not issue private letter rulings with respect to a transaction in which one corporation owns stock in a second corporation, the first corporation is not the 80 percent distributee of the second corporation and the two corporations are merged. The IRS has assumed this "no-rule" position to study whether such downstream mergers circumvent the purpose behind the repeal of General Utilities & Operating Co. v. Helvering, 296 U.S. 200 (1935). Although the IRS has assumed a "no-rule" position to study the issues associated with such mergers, the IRS has not specifically rescinded its prior position with respect to such mergers, and therefore, at the time that this transaction is consummated, the law prior to the publication of Rev. Proc. 94-76, as reflected in the Code, Treasury Regulations, case law and rulings, continues to control the transaction. Under such law, we believe that the MHC Merger qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. Moreover, there is no indication that the IRS position will change as the result of its study. If the IRS does change its position with respect to the downstream merger of one corporation into its less than 80 percent owned distributee, there is no reason to believe that any such change will have retroactive effect.

         Section 354 of the Code provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization. Section 356 of the Code provides that stockholders shall recognize gain to the extent they receive money as part of

Boards of Directors
Trenton Savings Bank FSB
Peoples Bancorp, Inc.
Peoples Bancorp, M.H.C.
February 4, 1998
Page 13

a reorganization, such as cash received in lieu of fractional shares. Section 358 of the Code provides that, with certain adjustments for money received in a reorganization, such as cash received in lieu of fractional shares, a stockholder's basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which he or she surrendered in the transaction. Section 1223(1) states that, where a stockholder receives property in an exchange which has the same basis as the property surrendered, he or she shall be deemed to have held the property received for the same period as the property exchanged, provided that the property exchanged had been held as a capital asset.

         Section 361 of the Code provides that no gain or loss shall be recognized to a corporation which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization such as the Plan. Section 362 of the Code provides that if property is acquired by a corporation in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer.
Section 1223(2) of the Code states that where a corporation will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property transferred had been held as a capital asset. Section 1032 of the Code states that no gain or loss shall be recognizes to a corporation on the receipt of property in exchange for common stock.

         We hereby consent to the filing of the opinion as an exhibit to the MHC's Application for Approval for Conversion filed with the Commissioner and to the Company's Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Approval of Conversion and S-1 under the captions "The Conversion-Tax Aspects" and "Legal Opinions."

                                  Very truly yours,

                                  LUSE LEHMAN GORMAN POMERENK
                                  & SCHICK, A PROFESSIONAL CORPORATION



                                  By: /s/ Luse Lehman Gorman Pomerenk & Schick
                                      ----------------------------------------